SAN JOAQUIN BANCORP

Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp – 3rd Quarter Financial Results

BAKERSFIELD, Calif., November 4, 2008 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $887 million in assets, today announced financial results for the third quarter ended September 30, 2008.

Financial Performance

The Company recorded a net loss after tax for the third quarter of 2008 of $4,320,000 compared to net income of $2,352,000 reported for the third quarter of 2007. Earnings per share (EPS) for the third quarter of 2008 were $(1.07) per diluted share compared to $0.58 per diluted share reported in the third quarter of 2007. Net earnings for the third quarter of 2008 decreased due to an additional provision for loan losses of $7,074,000, net of taxes, resulting from declining real estate values. Excluding the additional loan loss provision, net of taxes, net income for the third quarter was $2,754,000 and diluted earnings per share was $0.68, which was an increase of 17.1% and 17.2%, respectively, over the third quarter of 2007, as noted above.

For the nine months ended September 30, 2008, net income was $910,000, a decrease of $6,014,000 compared to $6,924,000 reported in the same period of 2007. Diluted earnings per share (EPS) were $0.22 and $1.70 for the year-to-date periods ended September 30, 2008 and 2007, respectively. Excluding the additional loan loss provision, net of taxes, net income for the year-to-date period ending September 30, 2008 was $7,984,000 and diluted earnings per share was $1.97, which was an increase of 15.3% and 15.9%, respectively, over the comparative year-to-date period in 2007.

For the nine months ended September 30, 2008, ROAA and ROAE were 0.14% and 2.06%, respectively, compared to 1.22% and 18.91% for the same period ended September 30, 2007.

President Bart Hill stated, “Our financial condition remains strong, with very few past due loans in our portfolio. The extraordinary addition to the allowance for loan losses was prudent and appropriate, given what has occurred in our economy. We believe that our shareholders will be pleased that we have taken this step during this protracted period of weakness in the real estate market. We believe that this accounting adjustment now puts the Company in a much stronger financial position moving forward. Core earnings, overall, remain strong with a net interest margin of 4.03% and an efficiency ratio of 48.7%, and net earnings still remain positive for the year. In spite of having made this extraordinary adjustment to our allowance for loan losses, the Company continues to be classified as ‘well capitalized’, with all capital ratios considerably above the regulatory minimums for this capital status.”

Growth

Loan growth year to date for 2008 was consistent with management’s expectations. Total loans, net of unearned fees, were up $110.8 million or 17.8% to $732.4 million at September 30, 2008 compared to

$621.5 million at September 30, 2007. Total deposits at September 30, 2008 were up $80.5 million or 11.5% to $777.8 million compared to $697.2 million at September 30, 2007. Overall, total assets grew by $89.8 million or 11.3% to $886.8 million at September 30, 2008 compared to $797.0 million at September 30, 2007.

President Hill also noted, "One of the reasons that we have seen our deposits continue to grow during this time of uncertainty is that we have been able to provide extraordinary FDIC insurance coverage to our depositors through the CDARS® deposit program. Through this program, we are able to provide up to $50 million of deposit insurance protection for each of our customers, thereby providing protection that is unavailable at many other financial institutions, including many of the major banks.”

Income Statement

Net interest income increased from $7.9 million for the third quarter of 2007 to $8.3 million for the third quarter of 2008 an increase of $0.4 million or 5.1% . The increase was due primarily to increased loan volume and reduced interest expense year over year. Year-to-date net interest income increased by $2.5 million or 11.2% to $25.1 million in 2008 from $22.6 million in 2007. Net interest margin decreased for the third quarter period ended September 30, 2008 to 4.02% compared to 4.28% for the third quarter of 2007. Net interest margin year to date in 2008 was 4.03% compared to 4.26% in 2007. The decrease for both periods was primarily due to interest rates earned on earning assets declining at a faster rate than the interest rates paid on interest-bearing liabilities, which is common in a falling rate environment.

Non-interest income was $972,000 for the third quarter of 2008 compared to $739,000 for the same period in 2007, an increase of $233,000 or 31.5% . The increase was due mainly to additional loan fees and deposit account fees. Year to date, non-interest income was $2,620,000 in 2008 compared to $2,344,000 in 2007, an increase of $276,000 or 11.8% .

Non-interest expense increased for the third quarter to $4.6 million in 2008 from $4.2 million in 2007, an increase of approximately $393,000 or 9.4% . Non-interest expense year to date increased to $13.5 million in 2008 from $12.1 million in 2007, an increase of approximately $1.4 million or 11.4% . The Company’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, increased to 49.6% for the third quarter of 2008 compared to 48.6% for the same period in 2007. The peer group average efficiency ratio for the third quarter of 2008, the most recent quarter available, was 64.5% ..

In the third quarter of 2008, the provision for loan losses was $12,871,000 compared to $225,000 in 2007. Year to date, the provision for loan losses was $13,199,000 compared to $675,000 in 2007.

Asset Quality

At the end of the third quarter, in conjunction with Management’s review of asset quality, certain loans were identified as “impaired” due to declining real estate values in Kern County. A loan “impairment” is a technical classification that is required by generally accepted accounting standards. A loan that is classified as “impaired” does not necessarily mean that the loan is past due or is otherwise in danger of default. The resulting impairment amount was $9,936,000. Management subsequently took the conservative step of charging off loan balances totaling $11,394,000, which includes some loans previously identified as impaired in prior quarters. The impairments and subsequent write-downs resulted in a corresponding addition to the allowance for loan and lease losses of approximately $12,321,000. As a result of these actions, for the third quarter 2008 the Company had net charge offs of $11,424,000 compared to net recoveries of $7,000 in the third quarter of 2007.

Year to date in 2008, there were net charge offs of $11,327,000 compared to net charge offs of $21,000 in 2007. The allowance for loan losses was $11.1 million, or 1.52% of loans, at September 30, 2008 compared to $9.1 million, or 1.46% of loans, at September 30, 2007. The adequacy of the allowance for loan losses is determined by Management based upon an analysis of a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators. The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners. Recently, the Company engaged a third party to review the Management’s assessment of risk inherent in the loan portfolio as measured through the allowance for loan losses, including Management’s assessment of impairment. The third party affirmed Management’s methodology for calculating the allowance and the reasonableness of Management’s assessment. The provision for loan losses will be increased or decreased based on Management’s analysis of adequacy.

Total nonperforming and restructured loans were $23.5 million, of which $23.4 million were classified as “impaired” loans, at September 30, 2008. This compares to $4.9 million, of which $4.8 million were classified as “impaired” loans, at September 30, 2007. Nonperforming and restructured loans as a percentage of total assets at September 30, 2008 and 2007 were 2.65% and 0.61%, respectively. The Company had no foreclosed assets at either reporting date.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at September 30, 2008 increased to $55.7 million compared to $52.7 million at September 30, 2007. Capital ratios for the Company remain above the well-capitalized guidelines established by bank regulatory agencies. Tier I Leverage Ratios decreased from 8.2% at September 30 2007 to approximately 7.7% at September 30, 2008. The Tier I Leverage Ratio represents total shareholders’ equity plus the allowance for loan losses divided by total consolidated assets.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational and liquidity risks associated with our business and operations; changes in business or economic conditions internationally, nationally or in California; changes in the interest rate environment; potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1A and elsewhere in our most recent annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of September 30
	2008	2007

ASSETS
Cash and due from banks	$ 33,133,000	$ 24,431,000
Interest-bearing deposits in banks	770,000	634,000
Federal funds sold	18,860,000	2,800,000

Total cash and cash equivalents	52,763,000	27,865,000
Investment securities:
Held-to-maturity	62,273,000	111,038,000
Available-for-sale	6,361,000	7,032,000

Total Investment Securities	68,634,000	118,070,000
Loans, net of unearned income	732,419,000	621,579,000
Allowance for loan losses	(11,141,000)	(9,063,000)

Net Loans	721,278,000	612,516,000
Premises and equipment	11,954,000	9,129,000
Investment in real estate	528,000	973,000
Interest receivable and other assets	31,706,000	28,478,000

TOTAL ASSETS	$ 886,863,000	$ 797,031,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 177,515,000	$ 158,226,000
Interest-bearing	600,283,000	539,045,000

Total Deposits	777,798,000	697,271,000
Short-term borrowings	12,000,000	16,600,000
Long-term debt and other borrowings	17,078,000	17,090,000
Accrued interest payable and other liabilities	24,275,000	13,345,000

Total Liabilities	830,870,000	744,306,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,924,044 and 3,534,022 issued and outstanding
at September 30, 2008 and 2007, respectively	20,567,000	10,871,000
Additional paid-in capital	641,000	359,000
Retained earnings	36,017,000	42,958,000
Accumulated other comprehensive income (loss)	(1,514,000)	(1,463,000)

Total Shareholders' Equity	55,712,000	52,725,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 886,863,000	$ 797,031,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Quarters Ended September 30		Year to Date Ended September 30

	2008	2007	2008	2007

INTEREST INCOME
Loans (including fees)	$ 11,441,000	$ 13,037,000	$ 36,310,000	$ 36,682,000
Investment securities	853,000	1,363,000	3,012,000	4,307,000
Fed funds & other interest-bearing balances	9,000	22,000	23,000	149,000

Total Interest Income	12,303,000	14,422,000	39,345,000	41,138,000

INTEREST EXPENSE
Deposits	3,535,000	6,125,000	12,393,000	17,133,000
Short-term borrowings	234,000	106,000	1,114,000	506,000
Long-term borrowings	256,000	311,000	741,000	922,000

Total Interest Expense	4,025,000	6,542,000	14,248,000	18,561,000

Net Interest Income	8,278,000	7,880,000	25,097,000	22,577,000
Provision for loan losses	12,871,000	225,000	13,199,000	675,000

Net Interest Income After Loan Loss Provision	(4,593,000)	7,655,000	11,898,000	21,902,000

NONINTEREST INCOME
Service charges & fees on deposits	302,000	228,000	839,000	660,000
Other customer service fees	376,000	281,000	971,000	899,000
Other	294,000	230,000	810,000	785,000

Total Noninterest Income	972,000	739,000	2,620,000	2,344,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,769,000	2,543,000	8,272,000	7,457,000
Occupancy	247,000	269,000	733,000	738,000
Furniture & equipment	326,000	298,000	923,000	799,000
Promotional	171,000	158,000	518,000	495,000
Professional	331,000	343,000	1,021,000	1,060,000
Other	740,000	580,000	2,038,000	1,569,000

Total Noninterest Expense	4,584,000	4,191,000	13,505,000	12,118,000

Income Before Taxes	(8,205,000)	4,203,000	1,013,000	12,128,000
Income Taxes	(3,885,000)	1,851,000	103,000	5,204,000

NET INCOME	$ (4,320,000)	$ 2,352,000	$ 910,000	$ 6,924,000

Basic Earnings per Share	$ (1.10)	$ 0.60	$ 0.23	$ 1.79

Diluted Earnings per Share	$ (1.07)	$ 0.58	$ 0.22	$ 1.70

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---Year to Date---		% Variance
	2008	2007	2008 vs. 2007

Net Interest Income	$ 25,097	$ 22,577	11.2%
Non Interest Income	$ 2,620	$ 2,344	11.8%
Addition to Provision for Loan Losses	$ 13,199	$ 675	1855.4%
Net Income	$ 910	$ 6,924	-86.9%
Total Assets	$ 886,863	$ 797,031	11.3%
Total Loans, Net of Unearned Income	$ 732,419	$ 621,579	17.8%
Total Deposits	$ 777,798	$ 697,271	11.5%
Total Shareholders’ Equity	$ 55,712	$ 52,725	5.7%
Basic Earnings per Share *	$ 0.23	$ 1.96	-87.2%
Diluted Earnings per Share *	$ 0.22	$ 1.87	-87.1%
Book Value per Share *	$ 14.20	$ 13.56	4.7%

Key Ratios:
Annualized Return on Average Equity	2.06%	18.91%
Annualized Return on Average Assets	0.14%	1.22%
Annualized Net Interest Margin	4.03%	4.27%
Efficiency Ratio	48.72%	48.63%

* - Per share data for 2007 have been adjusted for the 2008 stock dividend.

San Joaquin Bancorp Contact Information:

Barton H. Hill President (661) 281-0300

Stephen M. Annis

Executive Vice President & Chief Financial Officer (661) 281-0360

Company Website: www.sjbank.com